This pricing supplement, which is not complete, relates to an automatically effective Registration Statement under the Securities Act of 1933, as amended. We may not sell the notes until we deliver a final pricing supplement. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes in any jurisdiction where such an offer would not be permitted.

Subject to completion, dated October 01, 2007

Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-132469, 333-132469-01 and 333-132469-02

Pricing Supplement Number 199 Dated [  ]

(to Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AVD9	[ ]	100.000%	1.600%	[ ]	FIXED	6.000%	SEMI- ANNUAL	10/15/2018	04/15/2008	$30.50	YES	Senior Unsecured Notes	A3	A+

Redemption Information: Callable at 100.000% on 10/15/2009 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC

The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 10/15/2009 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AVE7	[ ]	100.000%	2.000%	[ ]	FIXED	6.150%	SEMI- ANNUAL	10/17/2022	04/15/2008	$31.26	YES	Senior Unsecured Notes	A3	A+

Redemption Information: Callable at 100.000% on 10/15/2010 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC

The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 10/15/2010 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AVF4	[ ]	100.000%	3.150%	[ ]	FIXED	6.400%	SEMI- ANNUAL	10/15/2037	04/15/2008	$32.53	YES	Senior Unsecured Notes	A3	A+

Redemption Information: Callable at 100.000% on 10/15/2012 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC

The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 10/15/2012 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

Prudential Financial, Inc.

Offering Dates: October 01, 2007 through October 09, 2007

Trade Date: Tuesday, October 09, 2007 @12:00 PM ET

Settlement Date: Friday, October 12, 2007

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

InterNotes® is a registered trademark of Incapital Holdings LLC. All rights reserved

Prudential Financial, Inc.

$2,500,000,000.00 Prudential Financial

Retail Medium-Term Notes, including

Prudential Financial InterNotes® Prospectus

dated March 16, 2006 and the Prospectus

Supplement dated March 16, 2006